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                                                                    Exhibit 10.7

THIS AGREEMENT IS MADE THE 13/TH/ DAY OF AUGUST 1999

Between

(1)  The Prudential Assurance Company Limited ("Prudential") and
(2)  Sports Fitness and Leisure Limited ("SFL")

DEFINED TERMS


The Association               The Association to be set up by SFL, membership of
                              which shall be required by employees and employers involved in the sports fitness and leisure industries as a prerequisite to becoming a member of the Pension Scheme and to the receipt of other membership services and benefits. Members of the Association shall neither have nor be entitled to any beneficial interest in SFL nor right to vote or to otherwise participate in the ownership, management or operation of SFL.

Confidential Information      All information relating to either party and to
                              all concepts, ideas and information relating to this Agreement but excluding information
                              .    Publicly available or which becomes publicly
                                   available otherwise than due to a breach of this Agreement; or
                              .    Which, when disclosed by one party to the
                                   other, was already known to the party to whom it was then disclosed.

The Database                  The computer software mentioned in clause 2.2
                              designed, owned and operated by SFL for the storing of Association membership information.

Service Fee                   The service fee shall be (Pounds)1,158,736 plus
                              VAT. (Pounds)273,604,77 has been paid and the remainder will be payable as follows:
                              (i)   (Pounds) 85,131 on signing of this Agreement
                              (ii)  (Pounds)200,000 on 1/st/ August 1999
                              (iii) (Pounds)200,000 on 1/st/ February 2000
                              (iv)  (Pounds)200,000 on 1/st/ August 2000
                              (v)   (Pounds)200,000 on 1/st/ February 2001
                              In each case, VAT at the then appropriate rate will be added.

The Financial Budgets         The financial forecasts mentioned in clause 2.18.

The Insurance Policy          The insurance policy to be issued to the Scheme
                              Trustees which sets out the terms under which Prudential will administer the Pension Scheme and insure its benefits

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The Marketing Plans           The plans to be delivered in line with clause
                              2.10.

The Member Services           The services which the Association provides to its
                              members.

The Pensions Lounge           A section of the Web-Site devoted solely to the
                              provision of information about pension provision and the Pension Scheme.

The Pension Scheme            The SFL Pension Scheme referred to in recitals 5
                              and 6.

The Promotional Materials     Advertising, marketing or promotional materials in
                              any form prepared by or on behalf of SFL for use in connection with the provision of Marketing
                              Services and the Pension Scheme.

The Scheme Trustees           The trustee or trustees for the time being of the
                              Pension Scheme.

Prudential Marks              All trade marks, copyright, registered or
                              unregistered design, trademark or other industrial or intellectual property rights, working methods or rights of a similar nature subsisting and any applications for the foregoing and any goodwill relating thereto belonging to Prudential or any of its group companies.

SFL Marks                     All trademarks, copyright, registered or
                              unregistered design, trademark or other industrial or intellectual property rights, working methods or rights of a similar nature subsisting and any applications for the foregoing and any goodwill relating thereto belonging to SFL or any of its associated companies.

The Web-Site                  The internet Web-Site mentioned in clause 2.2
                              designed by SFL which shall provide information about inter alia the Association, the Pension
                              Scheme and Membership Services.

Prudential Support Services   As detailed in Parts 1-3 of Section B of
                              Schedule 1.

BACKGROUND

     1. SFL is a company providing services and products to employees and employers working within sports, fitness and leisure industries.

     2. In 1995, SFL commenced discussions with Government Ministers with regard to welfare and pens on reform. In October 1997, SFL presented to Prudential a plan for a Pension Scheme to be made available to employees of members of an association of employers of people working in the sports fitness and leisure industries. SFL has an extensive client base and contacts with the sports, fitness and leisure industries. Prudential recognises the commercial potential for sales of pensions to association members and wishes to work with SFL to develop the full

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          potential for sales of pensions (and possibly other products) within the sports, fitness and leisure market.


     3. Prudential sees SFL as an important constituent part of its "Project Leapfrog" strategy in view of its ability to:

          (i) Offer expertise and industry contacts to develop and market an industry wide Pension `Scheme' (and possibly other financial products) to the sports, fitness and leisure industries.

          (ii) Create, develop and produce ideas in connection with the sale of industry wide "membercentric" based pensions and other financial services.

     4. In addition to providing development and promotional expertise SFL will administer the Association. It will enter into agreements with a number of companies whereby they, in conjunction with SFL, will market and provide services and products to members of the Association.

     5. As part of the project, Prudential and SFL wish to jointly set up, market and administer, a money purchase occupational Pension Scheme, to be approved by the Inland Revenue under chapter I of an XIV of the Income and Corporation Taxes Act 1988.

     6. It is intended that the Pension Scheme should be a centralised scheme for non-associated employers within the sports, fitness and leisure industries and will be the major product in the range offered by the Association. Presently, and for the purposes of this Agreement, only the employees of employers who have valid corporate membership of the Association will be offered membership of the Pension Scheme, the intention being that such employees first become members of the Association.

     7. Prudential shall administer the Pension Scheme in accordance with the terms of the Insurance Policy and shall promote and market it with SFL. SFL shall arrange for the appointment of Scheme Trustees for the Pension Scheme.

OPERATIVE TERMS

     1.   OBLIGATIONS OF PRUDENTIAL

     1.1. Subject to the terms of this Agreement, to pay SFL the service Fee as agreed herein.

     1.2. To prepare the legal documentation and use its best endeavours to obtain all necessary approvals required in connection with the Pension Scheme.

     1.3. To invest contributions received and administer the Pension Scheme in accordance with the terms of the Insurance Policy and service level agreement to be agreed with the Scheme Trustees and SFL. For the avoidance of doubt,

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          Prudential" liability in respect of administration and other matters under the Insurance Policy is to the Scheme Trustees alone.

     1.4. Prudential's charges (and the right to amend them), its requirements in respect of minimum investment and other terms relevant to the administration and insurance of the Pension Scheme will be described in the Insurance Policy.

     1.5. To use its best endeavours to maintain the accuracy of information relating to the Pension Scheme contained in any written material(s) issued to members of the Association or Pension Scheme, or otherwise featured in the Pensions Lounge SFL has the right to approve (such approval not to be unreasonably withheld) any feature, article or information presented by Prudential for inclusion in the Pensions Lounge or elsewhere on the Web-Site.

     1.6. To comply with regulations and requirements which apply to it in the execution of this Agreement.

     1.7. No sum payable to SFL will be paid to SFL by Prudential unless the work carried out by SFL is in all respects in compliance with the terms of this Agreement.

     1.8. Prudential will be contractually bound to the Scheme Trustees to administer the Pension Scheme in line with the Insurance Policy. Its duties shall include the following responsibilities:

          . Prudential will register the Scheme with the Pension Scheme Registry and pay the relevant membership fees and levies (general and compensation scheme).

          . In addition it will prepare a draft Scheme Trustees annual report for consideration and use by the Pension Scheme auditors, which will include confirmation as to whether or not contributions have been paid in accordance with the statutory payment schedules.

          . Prudential will monitor all contributions in line with the payment schedules and will inform the Scheme Trustees where missed or late payments have occurred or, if agreed, with the Scheme Trustees, Prudential will send such details directly to the Occupational Pensions Regulatory Authority on behalf of the Scheme Trustees.

          . For such period as all members contributions are invested in the Insurance Policy the Pension Scheme will (subject to any changes in the legislation) be treated as an "earmarked scheme" within the meaning of the Occupational Pension Schemes (requirement to certain audited accounts and a statement from the auditor) Regulations 1996 (SI 1996/1975) and as such there will be no legal requirement for the Scheme Trustees to produce annual audited accounts. Prudential will in any event produce an annual employer summary setting out contributions paid and details of the fund value in respect of each member of the Pension Scheme. If Prudential fails to meet any part of its obligations under this clause it will be responsible for the reasonable fees of

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               the Pension Scheme auditors incurred by the Scheme Trustees in carrying out the required work.

     1.9. Where Prudential request and authorise SFL to provide Marketing Services or Promotional Materials in addition to those set out in the Marketing Plans to pay SFL the fees, payments, costs, disbursements and/or expenses and expended by, or in respect of which liability has been incurred by SFL in connection therewith. These charges will be discussed and agreed in advance.

     1.10. To use in best endeavours to develop and supply to SFL by April 2001, if not sooner and at no cost to SFL (save for costs involved in any necessary changes to SFL's computer systems, which work SFL undertake to carry out at its own cost) the computer technology and software necessary to provide a fully working "live" electronic link or "interface" between the Prudential Administrative Database and Pension Scheme members through the SFL Web-Site, including ensuring that Prudential's and SFL's computer systems/software can communicate or "talk together" for these purposes. For the avoidance of doubt, Prudential will not be liable to pay any sums to SFL or their agents in respect of such matters.

           The interface will enable SFL members using a computer modem to access directly on line and in an encrypted and secure manner, inter alia records of their benefits under the Pension Scheme and other information as agreed between Prudential and the Scheme Trustees. The Prudential will consult and liase with SFL in the development of the interface and will keep SFL fully and regularly appraised of progress and of any changes in the projected date for installation of the interface.

           If prior to April 2001, Prudential supply an interface to and/or for the use of another centralised scheme, in a form which can be used by members of the Association and SFL without significant alteration Prudential undertakes to supply such interface to SFL as soon as reasonably practicable.

           In the absence of the above interface being available by July 2001, SFL's only remedy will be to reduce required milestone figures for Pension Scheme membership in schedule 2 to such reasonable levels as Prudential can administer without such interface (which, for the avoidance of doubt, will be at least 1500 new members per month subject to and depending upon Prudential continuing to allocate the required presentation and sales staff to deal with such volume of prospective members). When the interface is subsequently available the original Pension Scheme membership milestone figures will again apply, but with an appropriate period of deferment to correspond with the delay in delivery of the interface.

     1.11. Prudential agrees that SFL can pay for its legal costs in the development of this agreement and the confidentiality agreement out of the service fee, to a maximum of (Pounds)14,500 plus VAT.

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     1.12.  To provide the support services and personnel set out in Parts 1-3 of Section B "Marketing Services" of Schedule 1, at no cost to SFL. For the avoidance of doubt, Prudential will not be liable to pay any sums to SFL or their agents in respect of such matters.

     1.13. To use its best endeavours to ensure that SFL Membership Application forms and Pension Scheme application forms are completed by employers and/or employees and are returned forthwith to SFL for administrative processing.

     2.     OBLIGATIONS OF SFL

     2.1. To develop the Association and, as its major product, the Pension Scheme with Prudential as an industry wide occupational pension plan for sale to and promotions in the sports, fitness and leisure industries, and in particular to carry out the specific actions set out in clause 2.2.

     2.2.   (i)  To create, develop and maintain the Web-Site and Database in accordance with the specifications contained in parts 2 and 3 of Schedule 1.

            (ii) To design software which will enable members to access information in connection with Member Services and, when the necessary secure interface is supplied as per clause 1.10 will permit members direct on line access to records of their benefits under the Pension Schedule.

     2.3. To use its best endeavours to ensure the information stored in the Database and provided in the Web-site is accurate and reliable.

     2.4. To make the Web-site available for inspection by the members of the Association through the Internet.

     2.5. To commence the promotion and marketing of the Pension Scheme and membership of the Association in and to the sports, fitness and leisure industries upon signing the Agreement.

     2.6. Subject to the provisions of clause 1.10, to use its best endeavours to achieve the targets set for membership growth in the "SFL Milestones Programme" in Schedule 2 to this Agreement. SFL will provide Prudential with details (and such reasonable proof as Prudential shall require) of Association membership numbers and levels in connection with this and Prudential's other reasonable auditing requirements.

     2.7. To administer the Association and carry out the Marketing Services specified in Part I Schedule I and to carry out the tasks described in each Marketing Plan within any time scales agreed. SFL may instruct a third party or third parties to carry out particular tasks. However SFL shall be responsible for keeping to time scales and for the quality of such work. SFL will keep expenses and payments due in respect of marketing activities broadly in line with any agreed Marketing Plan.

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     2.8.  To provide information and assistance to Association members about
           Association and Pension Scheme membership and about Member Services and products.

     2.9. To take all reasonable steps to ensure that copyright and any other intellectual property rights over the Web-site are owned by SFL or where appropriate to seek any necessary licenses or assignments and that ownership of the source code of the SFL computer program used to set up the Web-Site will pass to SFL should the person or persons who develop and own the source code suffer any act to be done whereby that ownership would otherwise pass to a third party.

     2.10. To provide Prudential, on a quarterly basis, with a Marketing Plan which will include detailed information on such matters as Prudential shall reasonably require in respect of activities planned for the 12 month period following issue of the particular Marketing Plan. Each will include the following:

           (i)  Details of all planned marketing activities.


           (ii) Details of all planned advertising campaigns.

           Prudential accepts that circumstances can occur which may necessitate adjustments or changes having to be recommended and/or made by SFL in the projected Marketing Plans and activities. Any such adjustments shall be subject to Prudential approval and consent, which shall not be unreasonably withheld.

     2.11. To consult Prudential in the development of the Promotional Material for use in connection with the provision of the Marketing Services relating to the Pension Scheme, and all material (including anything featured in the Web-site) of any nature for use in connection with the Pension Scheme (unless the materials is purely for internal use by SFL). No such material may be used without prior approval by Prudential. Such approval (which is not to be unreasonably withheld) shall be confirmed (or reasonable objections notified) within 3 working days of the receipt by Prudential of the Promotional Material. Such approval will be subject to SFL providing such supporting evidence as Prudential may reasonably require as to the accuracy and source of any particular information in the Promotional Material presented for approval.

     2.12. SFL will consult Prudential in the design and development of the Pension Lounge and all material featured in it. Which shall not be made available on the Internet until Prudential has approved its design and content, such approval not to be unreasonably withheld.

     2.13. To share with Prudential income paid from, and dependent upon , membership fees paid by active members of the Pension Scheme, to maximum of (Pounds)1,626,875 including VAT. This will be paid by installments on July 31/st/ of each year from 2000, as described in more detail in the Milestones Programme set out in Schedule 2.

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     2.14.  SFL will provide Prudential with copies of the minutes of SFL Board
            Meetings or parts thereof relating to the Pension Scheme.

     2.15. SFL will allow Prudential access to all SFL and Association accounting books and records of prime entry, management accounts and other accounting records which Prudential may reasonably required to see in connection with the Pension Scheme.

     2.16. Within one month of commencement of this Agreement, SFL will appoint its solicitor, Michael Dale, and its accountant, Nicholas Roach as directors; and they will remain directors unless replaced by another solicitor in the case of Michael Dale or a chartered accountant in the case of Nicholas Roach (in either case the replacement to be approved by Prudential, such approval not being unreasonably withheld). This provision shall not restrict or prevent or otherwise affect any statutory rights or duties the aforementioned may have or exercise in their capacity as directors of SFL.

     2.17. SFL will produce Financial Budgets every quarter, commencing October 1999. These will be disclosed to Prudential, and SFL will keep its expenditure broadly in line with the forecast set out in these budgets.

     3.     TRADE MARKS

     3.1.   SFL MARKS

     3.1.1. SFL Marks are and will remain the property of SFL or its associated companies and may not be used by Prudential save in accordance with 3.1.

     3.1.2. The use of or reference to SFL Marks by Prudential shall be subject to the prior written permission of SFL. SFL Marks shall not be changed or altered in any regard save with SFL's prior written permission.

     3.1.3. SFL has the right to change or alter any SFL Marks. In the event that any such changes or alterations necessitate adjustments or corrections to the details on the Web-Site or Database or in Promotional Material relating to the Pension Scheme, SFL shall bear the costs thereof.

     3.1.4. At SFL's expense Prudential shall take all steps which SFL may require from time to time to be necessary to protect SFL Marks.

     3.2.   PRUDENTIAL MARKS

     3.2.1. Prudential Marks are and will remain the property of Prudential or its group companies and may not be used by SFL save in accordance with 3.2

     3.2.2. The use of or reference to Prudential Marks by SFL shall be subject to the prior and written permission of Prudential. Prudential Marks shall not be changed or altered in any regard save with Prudential's prior written permission.

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     3.2.3.  Prudential and its group of companies have the right to change or alter any Prudential Marks. In the event that Prudential notifies SFL of any change in the form of manner of use of any Prudential Marks, SFL shall at Prudential's expense, effect the required changes and shall destroy all documentation bearing the old Prudential Marks.

     3.2.4. At Prudential's expense, SFL shall take all steps which Prudential may require from time to time to consider to be necessary to protect Prudential Marks.

     4.      INTELLECTUAL PROPERTY

     4.1. Ownership of any pre-existing intellectual property rights shall remain unaffected by this Agreement.

     4.2. Intellectual and copyright in the Association, Database, Web-site and source code shall belong to SFL. Intellectual Property and copyright in all material produced in connection with the Pension Scheme will belong to the Scheme Trustees, save where previously owned by SFL or Prudential, produced by SFL or Prudential, or where based on a Prudential standard form, in which case it will belong to SFL or Prudential as appropriate but the Scheme Trustees will have licence in perpetuity to use the same for the purpose of the Pension Scheme.

     4.3. Each party will take all reasonable steps to protect the intellectual property rights of the other and will execute such assignments or other documents as the other party may reasonably require to ensure that party's rights are fully registered and/or protected. Prudential shall bear any expenses and costs incurred by SFL in taking action as requested by Prudential under this Clause. SFL shall bear any expenses and costs incurred by Prudential in taking action as requested by SFL under this Clause.

     5.      CONFIDENTIAL INFORMATION

     5.1. All Confidential Information shall remain the property of the party to whom it initially belongs. Each party shall maintain the secrecy of the Confidential Information and shall not use or disclose it or permit its use or disclosure to any of its employees or third party except in accordance with the Confidentiality Agreements signed by the parties herein.

     6.      COMPLIANCE OBLIGATIONS

     6.1. Each party is responsible for ensuring the accuracy of all facts supplied by it to the other party concerning matters relating to this Agreement.

     6.2. SFL is not responsible for but will use its best endeavours to ensure the accuracy of any material or information supplied by third parties appearing in the Web-Site or any Promotional Materials. It will provide Prudential with such supporting evidence as it may reasonably require as to the accuracy of any such materials or information.

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     6.3.  Each party is responsible for ensuring that all work it carries out in accordance with this Agreement is performed in accordance with and complies with all relevant statutes, regulations, statutory instruments or other applicable laws, and with any relevant rules of professional practice or regulatory authority.

     6.4. SFL shall take all reasonable steps to ensure that the content of the Promotional Materials shall not infringe any codes of practice, copyright or other rights of any third party nor will be defamatory.

     6.5. Prudential shall be responsible for ensuring Promotional Materials relating to the Pension Scheme given to it for approval comply with all relevant compliance regulations and rules.

     6.6. SFL will keep Prudential indemnified against any claim arising from any activity undertaken by SFL under the terms of this Agreement which concerns, in relation to any third party, a defamation, infringement of copyright or other intellectual property rights passing off or similar matter, or the wrongful use or disclosure of Confidential Information.

     6.7. Prudential will likewise keep SFL indemnified against similar claims against SFL arising out of any such activity undertaken by Prudential.

     7.    COMPETITION

     7.1. During the currency of this Agreement Prudential will not promote any other centralised Pension Scheme of the type described in recital 6 targeted generally at employers and employees within the sports, fitness and leisure industries. However, it may provide pension arrangements for individual employers and employees within those industries. It may also promote and provide other centralised schemes to Association or groups who are not predominantly involved or active within the sports, fitness and leisure industries but who may have individual members who are provided such schemes are not targeted solely or mainly, at employers and employees in the sports, fitness and leisure industries.

     7.2. During the currency of this Agreement SFL and the Association will not promote or provide in the sports, fitness and leisure industries any pension which competes with the Pension Scheme.

     8.    DATA PROTECTION

     8.1. If any of the activities undertaken by either party ("the user") involves the gathering, holding or use by it of any "personal data" which is subject to data protection legislation, it will

           . Advise the other party of any requirements under the legislation affecting the other party and of any restriction affecting the other party and of any restrictions affecting the use or disclosure of the data

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           .   Comply at all times with the legislation and any relevant
               principles, guidelines and guidance issued as part of the legislation or from time to time by the Data Protection Registrar (or the holder of any office which replaces that of the Data Protection Registrar) and maintain any necessary registrations under the legislation.

           SFL and Prudential agree to amend this contract to cover such additional data protection requirements as SFL and/or Prudential may reasonably require.

     9.    RELATIONSHIP OF THE PARTIES

     9.1. Subject to clause 1.3 Prudential will administer the Pension Scheme in accordance with the terms of the Insurance Policy. SFL is primarily responsible for marketing and promotional matters and for administration of the Association. The parties are not partners for the purposes of this Agreement and neither shall they be treated as the agent of the other.

     10.   TERMINATION

     10.1. The parties may terminate this Agreement by mutual consent.

     10.2. Without affecting any other rights or remedies they may have, either party may terminate this Agreement on giving 28 days notice in the event that either party commits any material breach of any of its obligations hereunder and (if the same is capable of remedy) shall not remedy such breach within 30 days of being required by written notice to do so. Such periods may be varied by agreement between the parties.

     10.3. In addition this Agreement may be terminated:

           (i) By Prudential or SFL if Prudential is replaced as the insurer or administrator of the Pension Scheme. In the event of a termination, the party terminating shall give 28 days notice of its intention to terminate, and Prudential shall pay to SFL any sums due or incurred by SFL or to which they are committed which (in each case) have been agreed by Prudential and a portion of the next installment of the service fee due after the said notice, pro rated over 4 months from the date of the said notice; or

          (ii) By Prudential if SFL fails to substantially meet the "Milestones" target figures for new Pension Scheme members set out in Schedule 2 or, in the absence of agreement with Prudential to keep expenditure substantially in line with the forecast in any relevant Financial Budget or Marketing Plan. In this event Prudential shall give 28 days notice of its intention to terminate and shall pay to SFL any sums due or incurred by SFL or to which they are committed which (in each case) have been agreed by Prudential.

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     10.4.  In the event that Prudential or SFL terminate the Agreement but
            Prudential remains the insurer and administrator of the Pension Scheme under the Insurance Policy:

            (i) existing pension Scheme members shall have the right and option to have Prudential continue to manage and administer their pensions without surcharge, penalty or other disadvantageous terms being imposed.

            (ii) Prudential shall remain responsible for the levies and fees as per clause 1.8.

     10.5. If either party is in breach of this Agreement then the other party (whether or not it terminates the Agreement) will be entitled to:

            . Damages (and to such other remedy as may appropriate) from the party in breach in respect to any loss or injury sustained as a result of the breach; and

            . To set off any such losses it has sustained against any sum it is liable to pay to the party in breach.

            However, the parties agree that their liability to each other under this Agreement (in addition to any sums specifically stated to be due elsewhere in this Agreement) be limited to (Pounds)50,000.

     11.    VARIATIONS

     11.1. No variation of this Agreement shall be enforceable by either party unless it is in writing signed on behalf of both parties.

     12.    NO ASSIGNMENTS

     12.1. Neither party may assign or otherwise transfer its rights or obligations under this Agreement without obtaining the written consent of the other party.

     13.    SEVERABILITY AND CUMULATION OF REMEDIES

     13.1. If the whole or any part of this Agreement is held to be invalid, such invalidity shall not affect the validity of any other provision. All remedies available to either party under this Agreement are cumulative and may be exercised together or separately, and are in addition to any other remedies that may be available to either party at law.

     14.    NOTICES

     14.1. All notices sent under this Agreement shall be in writing and sent to the address of the other party is set out below, or such other address as may have been provided (by notice in writing) to the sending party subsequently.

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            Prudential:  The Prudential Assurance Company Limited
                         Abbey Gardens
                         55 Kings Road
                         Reading, RG1, 3AH
                         Marked "FAO MPP Administration (SFL Pension Scheme)"

            SFL:         P.O. Box 144
                         Romsey
                         S051 9XU

     14.2. A "notice in writing" shall include a copy sent by facsimile transmission and service shall be deemed to have been made:

            (i)    on the date of delivery by hand

            (ii)   three days after posting by first class post, or

            (iii) on the date of transmission of a facsimile (provided the sending party can produce suitable proof of successful transmission).

            Provided that if any notice is not received during normal business hours, service will be deemed to be received on the next working day.

     15.    DISPUTES

     15.1. This Agreement shall be governed by and construed in accordance with English Law. The courts of England shall have exclusive jurisdiction to settle any dispute that arises out of or in connection with this Agreement.

     16.    HEADINGS

     16.1. The headings in this Agreement are for convenience only and shall not affect the construction or interpretation of any term.

     17.    WAIVER

     17.1. No waiver of any breach under this Agreement shall amount to a waiver of any other prior or subsequent breach, and no party's rights shall be affected by any delay, failure or omission to enforce or express forbearance granted in respect of any obligation of the other party.

     18.    NON-APPLICATION OF COLLATERAL MATERIAL

     18.1. Save where stated otherwise, this Agreement comprises the entire Agreement between the parties in respect of its subject matter. It supersedes all (whether oral or written) previous statements made by either party and all previous agreements, understandings and arrangements.

     19.    FORCE MAJEURE

     19.1. Neither party shall be liable to the other for non-performance of its obligations (other than an obligation to pay money) if and to the extent that such non-performance is or has been delayed, hindered, interfered with, curtailed or prevented by any circumstances beyond its control, or by legislative or administrative interference, or compliance with any law, regulations, order or request of any governmental authority or person purporting to be or act for any such authority; or by fire, explosion, strikes or other labour disputes or other civil disobedience.

     20.    VOID UNENFORCEABLE OR ILLEGAL PROVISIONS

     20.1. If any provision of this Agreement is or subsequently becomes void, unenforceable or illegal that shall not affect the validity, enforceability or legality of the other provisions of the remainder of this Agreement.

     21.    DURATION

     21.1. It is accepted that new terms setting out ongoing responsibilities will be needed once Prudential has received the sums due to it under clause 2.13 and Schedule 2 and the Pension Scheme membership figures under Schedule 2 have been reached. At that point the parties will re-negotiate the Agreement in good faith, each party making all reasonable efforts to agree terms which not only meet its own reasonable requirements but the reasonable requirements of the other party. The parties will refer any areas of disagreement to the Centre for Dispute Resolution for the purpose of mediation. If agreement cannot be reached, any party which has negotiated in good faith as set out above may terminate the agreement on giving 3 months notice. A maximum period of 12 months in total shall be permitted for such renegotiation and mediation efforts. The terms of the Confidentiality Agreement signed by the parties, and any other terms expressly stated to survive termination will continue to have effect.

IN WITNESS whereof the parties hereto have caused this Agreement to be duly executed the day and year first above written.

______________________________


Capacity  ____________________

SIGNED for and on behalf of
The Prudential Assurance Company Limited

_______________________________

Capacity    ___________________

SIGNED for and on behalf of
Sports Fitness Leisure Limited

                                   SCHEDULE 1
                                   ----------

                                     (A) SFL
                                     -------

                               Marketing Services
                               ------------------

                                 Part 1: General
                                 ---------------

1.       The analysis of the objectives of the Association.

2. The creation, development and production of ideas and recommendations for the advertising and promotion of Member Services (and in particular the Pension Scheme).

3. The making of arrangements with third parties where necessary to allow Promotional Materials to be produced.

4. The planning, conduct and negotiations of contracts with third parties providing media space or time for advertising including (but not limited to) the owners of newspapers, magazines, billboards, radio and television stations and film or video production.

5.       The monitoring of advertising placed to ensure its quality.

6. Carrying out and interpreting market research necessary to carry out the Marketing Services properly.

7. The planning and organization of exhibitions, trade fairs and similar activities promoting and advising members (and potential members) of the Association about the Association, the Member Services in general and the Pension Scheme in particular.

8. The Production from time to time of marketing strategies, which will describe the intended marketing and promotional activities expected to be introduced over a stated period of time together with any subsequent amendments.

                              Part 2: The Web-Site
                              --------------------

1. The Web-Site will allow Association members to access in a user-friendly manner a full description of the Association and all services available to members.

2. It will include separate suites for each of the services including the Pensions Lounge.

3. Each suite shall include a full description of the particular service and the options available.

4. The Pensions Suite will allow employer members of the Association to download information about the Pension Scheme to assist and enable employers to decide whether or not to join the Pension Scheme as an associated employer, and shall give members of the Pension Scheme information about the Pension Scheme, its benefits and options.

5. The design of and information contained in the Pensions Lounge and all changes to it will be the joint responsibility of Prudential and SFL, and subject to sign-off by both parties.

6. SFL will regularly review the information contained in the Web-Site and will renew, update and amend it as and when necessary. It will use its best endeavours to ensure any material featured in the Web-Site is accurate and compliant with any legal requirements.

                              Part 3: The Database
                              --------------------

1. The Database will contain details of Association members' and employers' names and addresses and such other membership information as may be needed to facilitate the objectives of the Association.

                                 (B) Prudential
                                 --------------

                               Marketing Services
                               ------------------

                                 Part 1: General
                                 ---------------

1. Analysis of the objectives of Prudential's partnership with SFL in connection with the development of the Pension Scheme.

2. Liaising with SFL Marketing team, providing SFL with support from and access to Prudential personnel and resources set up in connection with the Pension Scheme including the "teams" or departments responsible for "PR", sales, administration, "telecentre", and "external" resources, consultants etc retained by the Prudential, that can provide help to SFL/Prudential in developing the project.

3. PR Team. Providing Prudential staff to assist and support the SFL project, to be coordinated jointly by SFL and Prudential.

4. Sales Team. Prudential staff coordinated by the Prudential Corporate Pensions division and trained in conjunction with SFL to carry out sales presentations to staff members of SFL corporate members, presenting the project under the direction and supervision of SFL.

5. Administration Team. Prudential staff tasked with the administration of the Pension Scheme and the servicing of members' pension enquiries. Operational procedures and service standards and training to be agreed with SFL. Telephone enquiries to be handled by a team trained in conjunction with SFL.

6. External consultants. Where Prudential deems appropriate to provide SFL with the services of external consultants retained by Prudential to assist in the development, marketing, promotion and sales of the SFL Pension Scheme and project.

7. Use of, where necessary and available, Prudential's internal events and promotional departments for design and production of materials.

8. To appoint a liaison officer dedicated to co-ordinating the SFL project.

9. Subject to availability, the provision of materials, stands, technology and equipment from time to time as required by SFL at strategy events to assist and support the provision of Marketing Services.

                                Part 2: Web-Site
                                ----------------

1. Prudential will use its best endeavours to ensure the accuracy of, and to maintain and keep operative accurate and compliant all information held and/or featured within the Pensions Lounge of SFL's Web-Site in connection with the Pensions Scheme and/or related services and products.

                             Part 3: The "Interface"
                             -----------------------

1. Prudential considers the development of "e-commerce" as a crucial element in "Project Leapfrog" and is committed to developing the associated computer technology and software, in particular an electronic link or interface with SFL in connection with the Pension Scheme.

2. Prudential acknowledges the installation of the interface is regarded by SFL as crucial to its ability to maintain the attractiveness and competitiveness, and thereby its ability to promote and sell, membership of the Association and the Pension Scheme.

         Prudential will use its best endeavours to develop and supply to SFL by July 2001 a computer interface in line with and subject to the terms of Clause 1.10.

                                       15